EXHIBIT 10.1

FIRST AMENDMENT, dated as of March 9, 2007 (this “Amendment”), to the Super Priority Debtor In Possession and Exit Credit and Guarantee Agreement, dated as of August 21, 2006, (as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among NORTHWEST AIRLINES CORPORATION, a Delaware corporation, a debtor and debtor in possession under Chapter 11 of the Bankruptcy Code (as defined below) or such entity that becomes a guarantor and a loan party hereunder pursuant to Section 5.5 of the Credit Agreement, as applicable (“Holdings”), NORTHWEST AIRLINES HOLDINGS CORPORATION, a Delaware corporation, a debtor and debtor in possession under Chapter 11 of the Bankruptcy Code or such entity that becomes a guarantor and a loan party hereunder pursuant to Section 5.5 of the Credit Agreement, as applicable (“NWAC”), NWA INC., a Delaware corporation, a debtor and debtor in possession under Chapter 11 of the Bankruptcy Code or such entity that becomes a guarantor and a loan party hereunder pursuant to Section 5.5 of the Credit Agreement, as applicable (“NWA”), NORTHWEST AIRLINES, INC., a Minnesota corporation, a debtor and debtor in possession under Chapter 11 of the Bankruptcy Code or such entity that becomes the borrower and loan party hereunder pursuant to Section 5.5 of the Credit Agreement, as applicable (the “Borrower”); the several banks and other financial institutions or entities from time to time parties to the Credit Agreement (the “Lenders”); the Syndication Agent, the Documentation Agent, the Co-Syndication Agent, the Co-Documentation Agent, the Agent, the Co-Arrangers, the Joint Lead Arrangers and the Collateral Agent named therein; and CITICORP USA, INC., as Administrative Agent for both the DIP Facilities and the Exit Facilities (in such capacity, the “Administrative Agent”).

R E C I T A L S:

A.            The Borrower has requested that the Lenders agree to amend certain provisions of the Credit Agreement as herein set forth.

B.            The Lenders hereby consent to such amendments on the terms and conditions contained herein.

NOW THEREFORE, the parties hereto hereby agree as follows:

1.             Defined Terms.  Unless otherwise defined herein, capitalized terms which are defined in the Credit Agreement are used herein as therein defined.

2.             Amendments.

(a)           Subject to the satisfaction of the conditions precedent set forth in Section 3(a) of this Amendment, the following amendments to the Credit Agreement shall become effective:

(i)             The definition of the term “Hedging Obligations” shall be amended and restated to read in its entirety as follows:

“Hedging Obligations”:  as to any Person, all obligations and liabilities of such Person under any Interest Rate Protection Agreement, Fuel Hedging Agreement or Currency Exchange Rate Protection Agreement, which are payable upon the termination of such agreement.  Hedging Obligations under Specified Hedging Agreements shall be valued on a mark-to-market basis from time to time pursuant to a methodology agreed to among the Borrower, the applicable counterparty, and the Administrative Agent, which shall also include an agreement among the Borrower, the applicable counterparty, and the Administrative Agent as to the maximum amount of Hedging Obligations under such Specified Hedging Agreements that can be included as “Obligations” under and as defined in this Agreement.

(ii)            The definition of the term “Specified Currency Exchange Rate Protection Agreement” shall be amended and restated to read in its entirety as follows:

“Specified Currency Exchange Rate Protection Agreement”:  any Currency Exchange Rate Protection Agreement entered into by the Borrower and any Person that, at the time such Person entered into such Currency Exchange Rate Protection Agreement, was a Lender or Lender Affiliate designated by the relevant Lender and the Borrower, by written notice to the Administrative Agent, as a Specified Currency Exchange Rate Protection Agreement, which notice shall include a copy of an agreement providing for (i) a methodology agreed to by the Borrower, such Lender or Lender Affiliate and the Administrative Agent of valuing on a mark-to-market basis the amount of Hedging Obligations under such Specified Currency Exchange Rate Protection Agreement from time to time and (ii) an agreed upon maximum amount of Hedging Obligations under such Specified Currency Exchange Rate Protection Agreement that can be included as “Obligations” under and as defined in this Agreement.

(iii)           The definition of the term “Specified Hedging Agreement” shall be amended and restated to read in its entirety as follows:

“Specified Hedging Agreement”;  any Specified Currency Exchange Rate Protection Agreement, any Specified Interest Rate Protection Agreement or any Specified Fuel Hedging Agreement.

(iv)          The definition of the term “Specified Interest Rate Protection Agreement” shall be amended and restated to read in its entirety as follows:

“Specified Interest Rate Protection Agreement”:  any Interest Rate Protection Agreement entered into by the Borrower and any Person that, at the time such Person entered into such Interest Rate Protection Agreement, was a Lender or Lender Affiliate designated by the relevant Lender and the Borrower, by written notice to the Administrative Agent, as a Specified Interest Rate Protection Agreement, which notice shall include a copy of an agreement providing for (i) a methodology agreed to by the Borrower, such Lender or Lender Affiliate and the Administrative Agent of valuing on a mark-to-market basis the amount of Hedging Obligations under such Specified Interest Rate Protection Agreement from time to time and (ii) an agreed upon maximum amount of Hedging Obligations under such Specified Interest Rate Protection Agreement that can be included as “Obligations” under and as defined in this Agreement.

(v)           Section 1.1 of the Credit Agreement shall be amended by adding the following new definitions in the appropriate alphabetical order:

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“First Amendment Date”: March 9, 2007.

“Fuel Hedging Agreement”:  any swap, collars, forward, future or derivative transactions or options or similar agreements or arrangements involving, or settled by reference to, fuel commodities.

“Specified Fuel Hedging Agreement”:  any Fuel Hedging Agreement entered into by the Borrower and any Person that, at the time such Person entered into such Fuel Hedging Agreement, was a Lender or Lender Affiliate designated by the relevant Lender and the Borrower, by written notice to the Administrative Agent, as a Specified Fuel Hedging Agreement, which notice shall include a copy of an agreement providing for (i) a methodology agreed to by the Borrower, such Lender or Lender Affiliate and the Administrative Agent of valuing on a mark-to-market basis the amount of Hedging Obligations under such Specified Fuel Hedging Agreement from time to time and (ii) an agreed upon maximum amount of Hedging Obligations under such Specified Fuel Hedging Agreement that can be included as “Obligations” under and as defined in this Agreement.

(vi)          The first sentence of Section 2.8(a) of the Credit Agreement shall be amended and restated to read in its entirety as follows:

The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Rate then in effect with respect to Eurodollar Loans, shared ratably among the Revolving Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date (it being understood that with respect to all Letters of Credit amounts outstanding prior to the First Amendment Date, such fee shall be at a per annum rate equal to the Applicable Rate as in effect with respect to Eurodollar Loans prior to the First Amendment Date and with respect to all Letter of Credit amounts outstanding on or after the First Amendment Date, such fee shall be at a per annum rate equal to the Applicable Rate as in effect with respect to Eurodollar Loans on or after the First Amendment Date).

(vii)         Section 6.2(h) of the Credit Agreement shall be amended by replacing the phrase “the Chief Financial Officer” appearing therein with the phrase “a Responsible Officer”.

(b)           Subject to the satisfaction of the conditions precedent set forth in Section 3(a) and Section 3(b) of this Amendment, the definition of the term “Applicable Rate” shall be amended and restated to read in its entirety as follows:

“Applicable Rate”:

(a) with respect to Loans outstanding prior to the First Amendment Date, (i)  1.50%, in the case of ABR Loans, and (ii) 2.50%, in the case of Eurodollar Loans, and

(b) with respect to Loans outstanding on or after the First Amendment Date, (i) 1.00%, in the case of ABR Loans, and (ii) 2.00%, in the case of Eurodollar Loans.

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(c)           Subject to the satisfaction of the conditions precedent set forth in Section 3(a) and Section 3(c) of this Amendment, the following amendments to the Credit Agreement shall become effective:

(i)             The proviso in the definition of the term “Obligations” shall be amended and restated to read in its entirety as follows:

provided, however, that the aggregate amount of all Hedging Obligations under all Specified Hedging Agreements at any time outstanding that shall be included as “Obligations” shall not exceed $150,000,000.

(ii)            Clause (ii) of the first paragraph of Section 2.4 of the Credit Agreement shall be amended and restated to read in its entirety as follows:

(ii) does not result in (A) the sum of (1)  the aggregate unpaid principal amount of the Term Loans then outstanding plus (2) the aggregate amount of Revolving Extensions of Credit of all Revolving Lenders then outstanding exceeding (B) the Maximum Amount.

(iii)           Clause (z) of Section 2.6(a) of the Credit Agreement shall be amended and restated to read in its entirety as follows:

(z) the sum of (1)  the aggregate unpaid principal amount of the Term Loans then outstanding plus (2) the aggregate amount of Revolving Extensions of Credit of all Revolving Lenders then outstanding would exceed the Maximum Amount.

(iv)          The first sentence of Section 3.2(b) of the Credit Agreement shall be amended and restated to read in its entirety as follows:

In addition, if at any time the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding plus (ii) the aggregate amount of Revolving Extensions of Credit of all Revolving Lenders then outstanding exceeds the Maximum Amount, the Borrower shall immediately prepay the Loans in an amount equal to such excess.

(v)           The definition of the term “Total Appraised Value Ratio” shall be amended and restated to read in its entirety as follows:

“Total Appraised Value Ratio”:  at any time, the ratio of (a) Total Appraised Value (determined as of the then most recent Appraisal of the Pool Assets) to (b) the sum of (i) the aggregate unpaid principal amount of all Term Loans then outstanding, plus (ii) the aggregate Revolving Commitments of all Revolving Lenders then in effect or, if the Revolving Commitments have been terminated, the amount of aggregate Revolving Extensions of Credit of all Revolving Lenders then outstanding, plus (iii) the amount of all Hedging Obligations under all Specified Hedging Agreements then outstanding not to exceed $150,000,000, and plus (iv) any Pari Passu Obligations (for purposes of this definition, Pari Passu Obligations shall include any Pari Passu Commitments).

3.             Effectiveness.

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(a)           The effectiveness of this Amendment (excluding Sections 2(b) and 2(c) hereof) is subject to the satisfaction on the First Amendment Date of the following conditions precedent:

(i)             the Administrative Agent shall have received this Amendment, executed and delivered by the Administrative Agent, Holdings, the Borrower and the Required Lenders;

(ii)            the Bankruptcy Court shall have entered an order (in substantially the form of Exhibit A hereto and otherwise in form and substance reasonably satisfactory to the Administrative Agent), which shall be certified by the Clerk of the Bankruptcy Court as having been duly entered (the “Authorizing Order”), the Authorizing Order shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed without the written consent of the Required Lenders and, if the Authorizing Order is the subject of a pending appeal in any respect, neither the making of the Loans nor the performance by the Loan Parties of their respective obligations under the Loan Documents shall be the subject of a presently effective stay pending appeal.

(iii)           the Administrative Agent shall have received (1) all fees then due and payable in connection with this Amendment; and (2) all expenses payable by the Borrower as set forth in the Credit Agreement for which invoices have been presented (including the reasonable fees and expenses of legal counsel) on or before the First Amendment Date;

(iv)          the Lenders shall have received an updated business plan as set forth in the Borrower’s disclosure statement;

(v)           the Administrative Agent shall have received a certificate of each Loan Party, dated the date hereof substantially in the form of Exhibit B hereto, with appropriate insertions and attachments; and

(vi)          The Administrative Agent shall have received the executed legal opinions of counsel to the Borrower and the Guarantors, addressing such matters as the Administrative Agent shall reasonably request, including, without limitation, the enforceability of all Loan Documents.

(b)           In addition to the satisfaction of the conditions precedent set forth in Section 3(a) hereof and to the extent not received by the Administrative Agent on or prior to the First Amendment Date, the effectiveness of Section 2(b) of this Amendment is subject to the Administrative Agent’s receipt after the First Amendment Date of this Amendment executed by each Lender.

(c)           In addition to the satisfaction of the conditions precedent set forth in Section 3(a) hereof and to the extent not received by the Administrative Agent on or prior to the First Amendment Date, the effectiveness of Section 2(c) of this Amendment is subject to the Administrative Agent’s receipt after the First Amendment Date of a duly executed amendment to the Intercreditor Agreement in form and substance satisfactory to the Administrative Agent, together with the appropriate consent of U.S. Bank National Association.

4.             Representation and Warranties.  Each of the Guarantors and the Borrower hereby represents and warrants that, after giving effect to the provisions of this Amendment, (a) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents is true and correct in all material respects on and as of the date hereof as if made on and as of such date, except to the extent that such representation and warranty refers to an earlier date, in which case it is true and correct in

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all material respects as of such earlier date, and (b) no Default or Event of Default has occurred and is continuing.

5.             Continuing Effect of the Credit Agreement.  This Amendment shall not constitute an amendment of any other provision of the Credit Agreement not expressly referred to herein and shall not be construed as a waiver or consent to any Default, Event of Default or future action on the part of any Loan Party that would require the consent of the Lenders or the Administrative Agent.  Except as expressly amended hereby, the provisions of the Credit Agreement are and shall remain in full force and effect.  Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of similar import shall mean and be a reference to the Credit Agreement as amended hereby.

6.             Counterparts.  This Amendment may be executed by the parties hereto in any number of separate counterparts (including facsimiled counterparts), each of which shall be deemed to be an original, and all of which taken together shall be deemed to constitute one and the same instrument.

7.             Expenses.  The Borrower agrees to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of this Amendment, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

8.             Reaffirmation.  Each of the Guarantors hereby acknowledges and reaffirms all of its obligations and undertakings under each of the Loan Documents to which it is a party and acknowledges and agrees that subsequent to, and after taking account of the provisions of this Amendment, each such Loan Document is and shall remain in full force and effect in accordance with the terms thereof.

9.             GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

NORTHWEST AIRLINES CORPORATION

By:	/s/ DANIEL B. MATTHEWS
Name: Daniel B. Matthews
Title: Sr. Vice President & Treasurer

NORTHWEST AIRLINES HOLDINGS
CORPORATION

By:	/s/ DANIEL B. MATTHEWS
Name: Daniel B. Matthews
Title: Sr. Vice President & Treasurer

NWA INC.

By:	/s/ DANIEL B. MATTHEWS
Name: Daniel B. Matthews
Title: Sr. Vice President & Treasurer

NORTHWEST AIRLINES, INC.

By:	/s/ DANIEL B. MATTHEWS
Name: Daniel B. Matthews
Title: Sr. Vice President & Treasurer

CITICORP USA, INC., as
Administrative Agent, Lender and Issuing Lender

By:	/s/ JAMES MCCARTHY
Name: James McCarthy
Title: Managing Director/Vice President

SIGNATURE PAGE TO
THE FIRST AMENDMENT TO
THE SUPER PRIORITY DEBTOR IN POSSESSION AND
EXIT CREDIT AND GUARANTY AGREEMENT

Signature page to the First
Amendment, dated as of March 9,
2007, to the Northwest
Airlines, Inc. Credit Agreement

[Name of Lender]

By:
Name:
Title:

SIGNATURE PAGE TO
THE FIRST AMENDMENT TO
THE SUPER PRIORITY DEBTOR IN POSSESSION AND
EXIT CREDIT AND GUARANTY AGREEMENT

Exhibit A to the First
Amendment, dated as of March 9,
2007, to the Northwest
Airlines, Inc. Credit Agreement

(attached)

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

In re:	)	Chapter 11
)
NORTHWEST AIRLINES CORPORATION., et al.,	)	Case No. 05-17930 (ALG)
)
Debtors.	)	Jointly Administered

FIRST AMENDED FINAL ORDER AUTHORIZING DEBTORS TO OBTAIN
SECURED POST-PETITION FINANCING ON A SUPER-
PRIORITY BASIS PURSUANT TO 11 U.S.C. §§ 105, 362, 363, 364, and 507(b)

Upon the motion (the “Motion”) dated February 23, 2007 of the above-captioned debtors and debtors-in-possession (the “Debtors”),(1) including Northwest Airlines, Inc. (the “Borrower”), and Northwest Airlines Corporation, Northwest Airlines Holdings Corporation and NWA Inc. (the “Guarantors” and, together with the Borrower, the “Loan Parties”), seeking this Court’s authorization pursuant to sections 364(c), 364(d)(1), and 507(b) of the Bankruptcy Code, 11 U. S. C. §§ 101-1330 (the “Bankruptcy Code”), and Rules 2002, 4001(c) and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) (i) for the Loan Parties to enter into a First Amendment to Super Priority Debtor in Possession and Exit Credit and Guarantee Agreement substantially in the form of the draft attached hereto as Appendix B (the “First Amendment”), amending their existing Post-Petition Financing (as defined below), to, among other things, reduce the interest rate upon the satisfaction of the condition precedent set forth in Section 3(b) of the First Amendment, accelerate the payment of certain deferred fees, expand the

(1)                                                  The Debtors are the following entities: Northwest Airlines Corporation; NWA Fuel Services Corporation; Northwest Airlines Holdings Corporation; NWA Inc.; Northwest Aerospace Training Corp.; Northwest Airlines, Inc.; MLT Inc.; Compass Airlines, Inc. f/k/a Northwest Airlines Cargo, Inc.; NWA Retail Sales Inc.; Montana Enterprises, Inc.; NW Red Baron LLC; Aircraft Foreign Sales, Inc.; NWA Worldclub, Inc.; and NWA Aircraft Finance.

definition of “Hedging Obligations” to include fuel hedges and, upon the satisfaction of the condition precedent set forth in Section 3(c) of the First Amendment, increase the dollar amount of “Hedging Obligations” included in the “Obligations”; (ii) for the Loan Parties to continue to obtain post-petition financing (the “Post-Petition Financing”) under a commitment of $1,225,000,000 (the “Commitment”) (including up to $75,000,000 of Letters of Credit (“Letters of Credit”)), pursuant to the Super Priority Debtor in Possession and Exit Credit and Guarantee Agreement (as amended by the First Amendment and as further amended from time to time, the “Amended Credit Agreement”)(2) among the Borrower, the Guarantors, Citicorp USA, Inc., as Administrative Agent and Collateral Agent (the “A&C Agent”), JPMorgan Chase Bank, N.A., as syndication agent for the DIP Facilities and the Exit Facilities, Deutsche Bank Trust Company Americas, as documentation agent for the DIP Facilities and the Exit Facilities, Morgan Stanley Senior Funding, Inc., as co-syndication agent for the DIP Facilities and the Exit Facilities, U.S. Bank National Association, as agent for the DIP Facilities and the Exit Facilities, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as joint lead arrangers and joint book runners for the DIP Facilities, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as joint lead arrangers and joint book runners for the Exit Facilities, Morgan Stanley Senior Funding, Inc., as co-arranger, Calyon New York Branch, as co-documentation agent and co-arranger, and the other financial institutions from time to time parties to the Amended Credit Agreement, including, without limitation, the fronting and issuing banks for the Letters of Credit (collectively, the “Lenders”), and for the Loan Parties to execute the Amended Credit Agreement, revolving loan promissory notes and term loan promissory notes to the extent set

(2)                                                  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Amended Credit Agreement.

forth in the Amended Credit Agreement (the “Notes”), the Route Security Agreement and other Security Documents and all ancillary documents in connection with any of the foregoing (collectively, the “Loan Documents”); (iv) for the Loan Parties to grant the Lenders, pursuant to sections 364(c) and 364(d) of the Bankruptcy Code, first priority priming liens and security interests, subject only to (A) the Carve-Out (as hereinafter defined) and (B) any non-avoidable, valid and perfected Permitted Liens (as defined in the Amended Credit Agreement) in existence on the Petition Date and any non-avoidable valid Permitted Liens (as defined in the Amended Credit Agreement) in existence on the Petition Date that were perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code, in each case, other than the Specified Primed Liens (as hereinafter defined) (collectively, “Pre-Petition Permitted Liens”), in all of the Collateral, including, without limitation, all Pacific Routes and related Slots and Gate Leaseholds, and the proceeds and products thereof, to secure the Loan Parties’ obligations under the Loan Documents, including, without limitation, the Obligations; (iv) for the Loan Parties to grant the Lenders administrative super-priority in payment with respect to such obligations over any and all administrative expenses of the kinds specified in sections 503(b), 507(b) and 546(c) of the Bankruptcy Code other than as described below; and (v) for the Borrower to utilize the proceeds of the Post-Petition Financing to fund, among other things, (a) fees and expenses (including, without limitation, reasonable attorneys’ fees and expenses) due and payable under the Loan Documents, (b) the working capital needs of the Borrower and its Subsidiaries from time to time, and (c) for other general corporate purposes of the Borrower; and due and proper notice of the Motion pursuant to Bankruptcy Rule 4001 having been given; and a hearing on the Motion having been held before this Court on March 8, 2007; and upon the entire record made at the hearing, and this Court having found good and sufficient cause appearing therefor;

IT IS HEREBY FOUND AND CONCLUDED that:

A.            On September 14, 2005 (the “Petition Date”), the Debtors each filed a voluntary petition for relief with this Court under chapter 11 of the Bankruptcy Code (the “Chapter 11 Cases”).  The Debtors are continuing in possession of their property, and operating and managing their businesses, as debtors-in-possession, pursuant to sections 1107 and 1108 of the Bankruptcy Code.

B.            This Court has jurisdiction over the Chapter 11 Cases and the Motion pursuant to 28 U.S.C. §§ 157(b) and 1334.  The Motion presents a core proceeding as defined in 28 U.S.C. § 157(b)(2).  Pursuant to an order of the Court, the Chapter 11 Cases have been consolidated for procedural purposes only and are being jointly administered.

C.            Prior to the Petition Date, the Debtors entered into the Pre-Petition Amended Credit Agreement and various facilities with U.S. Bank National Association, including among others (i) that certain Second Amended and Restated Reimbursement Agreement, dated as of September 13, 2005, by and between Borrower and U.S. Bank National Association (“U.S. Bank”), as amended, (ii) that certain Second Amended and Restated Merchant Credit Card Processing Agreement dated as of September 13, 2005, by and between the Borrower and U.S. Bank relating to the processing of credit cards, as amended, and (iii) that certain Amended and Restated Guaranty by Borrower in favor of U.S. Bank, as amended, to secure the obligations of MLT Inc. to U.S. Bank under that certain Amended and Restated Credit Card Processing Agreement dated as of September 13, 2005, by and between MLT Inc. and U.S. Bank relating to the processing of credit cards, as amended (collectively, the “U.S. Bank Facility”).  The Debtors also entered into, with U.S. Bank, the Processing Agreements, the Co-Branded Credit Card Agreement, the Corporate Credit Card Program and two other L/C

Facilities, each of which capitalized terms is defined in the Final Order issued by this Court on October 7, 2005.  Such Final Order, together with the Final Orders of this Court issued on January 27, 2006 and April 12, 2006 in respect of the L/C Facilities are hereinafter called the “U.S. Bank Orders”.

D.            The first $150 million of obligations arising under or related to the U.S. Bank Facility (the “Pari Passu Obligations”) and the obligations under the $975 million Pre-Petition Amended Credit Agreement were secured by pari passu first priority liens on various aircraft and other assets owned by the Loan Parties, including the Collateral (collectively, the “Pre-Petition Collateral”).

E.             All obligations arising under or relating to the Pre-Petition Amended Credit Agreement are referred to herein as the “Repaid Obligations.”

F.             After the Pari Passu Obligations, the next $500 million of obligations arising under or related to the U.S. Bank Facility (the “Second Lien Obligations”) were secured by a Lien upon the Pre-Petition Collateral subordinate to the Lien securing the Repaid Obligations and the Pari Passu Obligations.

G.            Prior to the Petition Date, the Debtors entered into (i) that certain Payment Agreement, dated as of July 25, 2003, between the Pension Benefit Guaranty Corporation (the “PBGC”) and the Borrower, (ii) the Aircraft Mortgage and Security Agreement by the Borrower in favor of PBGC and (iii) the Route Security Agreement by the Borrower in favor of PBGC (collectively, the “PBGC Documents”).  All obligations arising under or related to the PBGC Documents (the “PBGC Obligations”) were secured by a Lien upon the Pre-Petition Collateral subordinate to the Lien securing the Repaid Obligations, the Lien securing the Pari Passu Obligations and the Lien securing the Second Lien Obligations.

H.            Upon entry of the Original Order (as hereinafter defined), the Debtors (i) caused the Liens on the Pre-Petition Collateral securing the Repaid Obligations to be forever released and discharged, and (ii) obtained secured financing with a priming Lien on the Collateral with priority pari passu with the Liens securing the Pari Passu Obligations and with priority over the Liens securing the Second Lien Obligations and the PBGC Obligations.  Subsequent to the entry of the Original Order, the PBGC Obligations were settled and resolved and the Liens securing the PBGC Obligations were forever released and discharged.  Pursuant to the terms of the First Amendment, the Loan Parties intend to amend the existing Intercreditor Agreement among the Debtors, the A&C Agent, U.S. Bank and the PBGC  to reflect release of the Liens securing the PBGC Obligations, and the changes in the definitions of Hedging Obligations and Obligations under the Amended Credit Agreement (the existing Intercreditor Agreement, as amended and restated as anticipated in the First Amendment (if so amended and restated) and as otherwise amended from time to time, the “Intercreditor Agreement”).  Upon entry of this Order, the Post-Petition Financing shall have a priming Lien on the Collateral with priority pari passu with the Liens securing the Pari Passu Obligations and with priority over the Liens securing the Second Lien Obligations (collectively, the Pari Passu Obligations and the Second Lien Obligations are referred to herein as the “Surviving Obligations”) pursuant to section 364(d)(1) of the Bankruptcy Code and the terms of the Intercreditor Agreement.  The Liens on the Collateral securing the Surviving Obligations are collectively referred to herein as the “Specified Primed Liens”.

I.              Continuing the Post-Petition Financing will permit the Debtors to continue to pay employees, maintain business relationships with vendors, suppliers and customers, make capital expenditures and satisfy other working capital and operational needs, and otherwise finance their operations at a materially lower price than under the Pre-Petition Amended Credit Agreement or under the Original Order.  The Post-Petition Financing will also create certainty with respect to exit financing, at an attractive cost.  Accordingly, replacing the Repaid Obligations with the Post-Petition Financing was, and amending and restating the post-petition financing under the Original Order is, in the best interests of the Debtors’ estates and creditors.

J.             The Debtors are unable to achieve their stated business goals solely with the use of cash collateral and are unable to obtain unsecured credit allowable under section 503(b)(l) of the Bankruptcy Code as an administrative expense.  Financing on a post-petition basis is not otherwise available without the Loan Parties’ granting, pursuant to section 364(c)(1) of the Bankruptcy Code, claims having priority over any and all administrative expenses of the kinds specified in sections 503(b), 507(b), and 546(c) of the Bankruptcy Code other than as described below, and securing such indebtedness and obligations with the security interests in and the liens upon the Collateral as described below pursuant to sections 364(c) and (d) of the Bankruptcy Code.

K.            All of the holders of the Surviving Obligations, or their duly authorized representatives, have consented to the Post-Petition Financing, including, without limitation, the terms and conditions of the Original Order and this Order.  Moreover, pursuant to paragraph 9 hereof, the holders of the Surviving Obligations are granted certain adequate protection Liens on all Collateral upon which they were not granted Liens prior to the Petition Date.  As set forth below, the Surviving Obligations shall remain outstanding after consummation of the Post-Petition Financing and the Liens upon the Collateral securing the Surviving Obligations other than the Pari Passu Obligations shall be subordinated to the Obligations and the Liens (as hereinafter defined) granted pursuant to the Loan Documents and this Order pursuant to the terms and conditions of the Intercreditor Agreement, and the Liens securing the Pari Passu Obligations and the Liens granted pursuant to the Loan Documents shall be pari passu.  As set forth below, the priority of the Pre-Petition Permitted Liens other than those securing the Surviving Obligations shall remain unaffected by this Order.  Finally, the Post-Petition Financing will enable the Debtors to continue operating their business at a lower cost and thereby preserve and enhance the value of the Collateral for all entities, including, without limitation, the holders of the Specified Primed Liens, the holders of any Pre-Petition Permitted Lien and the holders of any other valid, perfected and enforceable pre-petition Lien upon the Collateral (collectively, with the Specified Primed Liens and the Pre-Petition Permitted Liens, the “Pre-Petition Liens”).   Therefore, all Pre-Petition Liens are adequately protected with respect to the Post-Petition Liens (as hereinafter defined) granted pursuant to the Loan Documents and this Order, and no other or further adequate protection is necessary to preserve the claims of any entity holding a Pre-Petition Lien (except that provided by the U.S. Bank Orders).

L.             In an effort to identify the parties with potential Pre-Petition Liens, the Debtors conducted a diligent review of their books and records to identify all such parties. Counsel for the Debtors also conducted extensive searches of state UCC filings.

M.           Notice of the hearing on the Motion and the relief requested in the Motion has been given to (i) the Office of the United States Trustee for the Southern District of New York; (ii) attorneys for the holders of the Repaid Obligations and the Surviving Obligations or their duly authorized representatives; (iii) all creditors known to the Debtors who may have or assert liens or other charges or interests against the Collateral; and (iv) counsel for the official committee of unsecured creditors (the “Committee”) in these Chapter 11 Cases. Based upon all of the foregoing, sufficient and adequate notice under the circumstances of the hearing on the relief requested in the Motion has been given pursuant to sections 102(l), 364(c), and 364(d) of the Bankruptcy Code and Bankruptcy Rules 2002 and 4001(c).

N.            The Post-Petition Financing has been negotiated in good faith and at arms-length between the Debtors and the Lenders, and any credit extended and loans made to the Debtors (the “Loans”) and Letters of Credit issued for the account of the Debtors pursuant to the Amended Credit Agreement shall be deemed to have been extended, issued or made, as the case may be, in good faith as required by, and within the meaning of section 364(e) of the Bankruptcy Code, and the Lenders are entitled to the protections of section 364(e) of the Bankruptcy Code.

O.            The terms of the Post-Petition Financing are fair and reasonable, reflect the Debtors’ exercise of prudent business judgment consistent with their fiduciary duties, and are supported by reasonably equivalent value and fair consideration.

P.             This Court concludes that entry of this Order is in the best interests of the Debtors’ estates and creditors because its implementation, among other things, will allow for the availability to the Borrower of working capital which is necessary to sustain the operations of the Debtors’ existing business and enhance the Debtors’ prospects for successful reorganization.

Q.            On August 8, 2006, this Court entered a Final Order Authorizing Debtors to Obtain Secured Post-Petition Financing on a Super Priority Basis Pursuant to 11 U.S.C. §§ 105, 362, 363, 364 and 507(b) (the “Original Order”).

R.            Each of the foregoing findings by the Court will be deemed a finding of fact if and to the full extent that it makes and contains factual findings and a conclusion of law if and to the full extent that it makes legal conclusions.

Based upon the foregoing findings and conclusions, and upon the record made before this Court at the hearing on the Motion, and good and sufficient cause appearing therefor,

IT IS HEREBY ORDERED that:

1.             The Motion is granted, subject to the terms and conditions set forth in this Order, and all objections to the Motion are resolved hereby or, to the extent not resolved, are overruled.

2.             The Loan Parties are each expressly authorized and empowered to execute and deliver to the Lenders the Loan Documents, including without limitation, the Amended Credit Agreement, the Notes (to the extent requested by the Lenders pursuant to the Loan Documents), the Route Security Agreement, the First Amendment, the Intercreditor Agreement, and any other document of any kind required to be executed and delivered in connection therewith.  The Loan Parties are each authorized and obligated to comply with and perform, and are bound by, all of the terms, conditions and waivers contained therein, and the Loan Parties are each authorized and obligated to repay amounts borrowed, with interest and any other allowed charges, to the Lenders in accordance with and subject to the terms and conditions set forth in the Loan Documents and this Order.  None of the Loan Documents, the Original Order nor this Order, nor any provision thereof, nor any right arising under any thereof, shall be voidable or avoidable under section 548 of the Bankruptcy Code, under any applicable State Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law, or otherwise.  The Loan Parties are further authorized and obligated to pay all facility, commitment and other fees and expenses, including, without limitation, all reasonable fees and expenses of professionals engaged by the A&C Agent or any Lender, in accordance with the terms of the Amended Credit Agreement and without further order of this Court.  All of the Obligations (as defined in the Amended Credit Agreement), including, without limitation, all loans made under the Amended Credit Agreement and interest thereon, together with all reimbursement and other obligations in respect of Letters of Credit issued under the Amended Credit Agreement, all Hedging Obligations (to the extent included in the definition of Obligations under the Amended Credit Agreement) and all fees, costs, expenses, indebtedness, obligations and liabilities of the Loan Parties to the A&C Agent and the Lenders under or in respect of the Loan Documents and this Order, are hereinafter referred to as the “Obligations.”

3.             The Loan Parties are expressly authorized to (a) borrow from the Lenders, on the terms and subject to the conditions and limitations in availability set forth in the Loan Documents and this Order, a total of up to $1,225,000,000 of Loans (inclusive of Letters of Credit) and (b) guarantee all of the Obligations, all on the terms set forth in the Loan Documents. The Borrower is authorized to use the proceeds of the Loans, and to request the issuance of Letters of Credit under the Amended Credit Agreement, to fund, among other things, (x) fees and expenses (including, without limitation, reasonable attorneys’ fees and expenses) due and payable under the Loan Documents, (y) the working capital needs of the Borrower and its Subsidiaries from time to time, and (z) for other general corporate purposes of the Borrower.

4.             Intentionally Omitted.

5.             Intentionally Omitted.

6.             Effective upon the date of the Original Order, the automatic stay pursuant to section 362(a) of the Bankruptcy Code, and any and all other stays and injunctions which are or may be applicable, shall be and hereby are modified and vacated as to the Lenders and the A&C Agent, the holders of the Pari Passu Obligations, the holders of the Second Lien Obligations and all of the Collateral, (a) so that if an Event of Default (as defined in the Amended Credit Agreement) occurs, subject to paragraph 14 of this Order, the Lenders and the A&C Agent shall be entitled to terminate the Post-Petition Financing and to exercise any and all of their rights and remedies under the Amended Credit Agreement, the other Loan Documents and this Order and (b) so that the Lenders and the A&C Agent, the holders of the Pari Passu Obligations and the holders of the Second Lien Obligations may exercise and discharge their respective rights and obligations under the Intercreditor Agreement.  Notwithstanding anything herein to the contrary, no Loans, Letters of Credit, cash Collateral or any portion of the Carve-Out (as defined below) may be used to (a) object to or contest in any manner, or raise any defenses to, the validity, perfection, priority, extent or enforceability of the Obligations owing to the Lenders or A&C Agent, or the liens in favor of the Lenders or A&C Agent securing such Obligations, (b) assert any claims or causes of action against the Lenders or A&C Agent, or their respective agents, affiliates, representatives, attorneys and advisors, (c) prevent, hinder or intentionally delay the A&C Agent’s or any Lender’s enforcement or realization on the cash Collateral or the Collateral in accordance with the Loan Documents and this Order (other than exercising the Debtors’ rights under paragraph 14 of this Order), or (d) seek to modify any of the rights granted to the A&C Agent or the Lenders hereunder or under the Loan Documents, in each of the foregoing cases without such parties’ prior written consent.

7.             In accordance with sections 364(c)(1) and 507(b) of the Bankruptcy Code, subject to paragraphs 8 and 10 below, subject to the Intercreditor Agreement, and subject to rights, claims and causes of action arising under §§ 544-550 of the Bankruptcy Code and the proceeds thereof (excluding actions relating to the Repaid Obligations and the Liens securing such Repaid Obligations), the Obligations shall constitute claims (the “Super-Priority Claims”) with priority in payment over any and all administrative expenses of the kinds specified or ordered pursuant to any provision of the Bankruptcy Code, including, but not limited to, sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b) and 546(c) of the Bankruptcy Code and

shall at all times be senior to the rights of the Debtors or any successor trustee to the extent permitted by law, and the claims of any other creditor (including, without limitation, the holders of the Surviving Obligations and the Repaid Obligations in the Chapter 11 Cases or any subsequent proceedings under the Bankruptcy Code, including, without limitation, any chapter 7 cases if any of the Debtors’ cases are converted to cases under chapter 7 of the Bankruptcy Code, subject only to the Carve-Out.  No cost or expense of administration under sections 105, 364(c)(1), 503(b), 506(c), 507(b) of the Bankruptcy Code or otherwise, shall be senior to, equal to, or pari passu with, the Super-Priority Claim of the Lenders arising out of the Obligations, subject only to the Carve-Out.  As long as no unwaived Event of Default under the Amended Credit Agreement has occurred (each a “Carve-Out Event”), the Debtors shall be permitted to pay compensation and reimbursement of expenses incurred prior to a Carve-Out Event authorized to be paid under sections 330 and 331 of the Bankruptcy Code or otherwise pursuant to an order of the Bankruptcy Court, as the same may be due and payable, and such payments shall not reduce the Carve-Out.

8.             As security for the Obligations, and as provided in the Loan Documents, the A&C Agent and the Lenders shall have and are hereby granted (effective and continuing upon the date of the Original Order and without the necessity of the execution, filing and/or recordation by the Loan Parties of mortgages, security agreements, financing statements or otherwise), valid and perfected security interests in and Liens upon (the “Post-Petition Liens”) all Collateral (as defined in the Amended Credit Agreement), including, without limitation, all Pacific Routes and related Slots and Gate Leaseholds, as set forth in the Amended Credit

Agreement (collectively with all proceeds and products of any or all of the foregoing, the “Collateral”),(3) with the following priority:

(a)           pursuant to section 364(c)(2) of the Bankruptcy Code, a first priority, perfected Post-Petition Lien upon all of the Loan Parties’ right, title and interest in, to and under all Collateral that is not otherwise encumbered by a Pre-Petition Lien;

(b)           pursuant to section 364(c)(3) of the Bankruptcy Code, a perfected Post-Petition Lien upon all of the Loan Parties’ right, title and interest in, to and under all Collateral that is encumbered by a Pre-Petition Lien, subordinate to the Pre-Petition Permitted Liens; and

(c)           pursuant to section 364(d)(1) of the Bankruptcy Code, a senior, priming, perfected Post-Petition Lien upon all of the Loan Parties’ right, title and interest in, to and under the Collateral that is encumbered by a Pre-Petition Lien, with priority pari passu with the Liens securing the Pari Passu Obligations and with priority senior to all Liens other than the Pre-Petition Permitted Liens;

9.             As adequate protection with respect to the Post-Petition Liens, U.S. Bank is hereby granted Liens upon any Collateral upon which it was not granted Liens prior to the Petition Date.  Such adequate protection Liens shall have the same priority as U.S. Bank’s Pre-Petition Liens on the Collateral upon which it was granted Liens prior to the Petition Date after giving effect to this Order.  Promptly upon the request of U.S. Bank, the Debtors shall, and are hereby authorized and directed to, execute and deliver amendments to their pre-petition security

(3)           For the avoidance of doubt, the Collateral will not include any “equipment” as defined in section 1110(a)(3) of the Bankruptcy Code.

documents with U.S. Bank for the sole purpose of adding any Collateral upon which U.S. Bank was not granted Liens prior to the Petition Date to the description of collateral under such pre-petition security documents; provided, however, that the adequate protection Liens granted herein shall be effective and enforceable by U.S. Bank regardless whether the Debtors have executed and delivered such amendments.

10.           Notwithstanding any contrary provision of this Order or the Amended Credit Agreement, including, without limitation, paragraph 8 hereof, the Post-Petition Liens and Super-Priority Claims granted to the A&C Agent and the Lenders pursuant to the Amended Credit Agreement and this Order shall be subject and subordinate to (a) prior to the occurrence of a Carve-Out Event, unpaid professional fees and disbursements incurred by the professionals retained, pursuant to sections 327 or 1103(a) of the Bankruptcy Code, by the Debtors, the statutory committee of retired employees and the Committee, and approved and allowed by this Court pursuant to sections 330 and 331 of the Bankruptcy Code, the expenses of members of the Committee and the expenses of members of the statutory committee of retired employees, (b) following the occurrence and during the pendency of a Carve-Out Event, the payment of allowed professional fees and disbursements incurred after the occurrence and during the pendency of a Carve-Out Event by the professionals retained, pursuant to sections 327 or 1103(a) of the Bankruptcy Code, by the Debtors, the statutory committee of retired employees and the Committee, and the expenses of (i) members of the Committee and (ii) members of the statutory committee of retired employees, in an aggregate amount not to exceed $30,000,000, and (c) quarterly fees required to be paid pursuant to 28 U.S.C. § 1930(a)(6) and any fees payable to the Clerk of the Bankruptcy Court and any agent thereof (collectively, the “Carve-Out”), provided, however, that (x) the Carve-Out shall not be used to pay professional fees and disbursements incurred in connection with asserting any claims or causes of action against Lenders or A&C Agent, including formal discovery proceedings in anticipation thereof, and/or challenging any Lien of Lenders or A&C Agent with respect to the Obligations (but may be used to exercise the Debtor’s rights under paragraph 14 hereof), and (y) nothing herein shall be construed to impair the ability of any party to object to any of the fees, expenses, reimbursement or compensation described above in this paragraph 10.

11.           The Loan Parties are each expressly authorized and empowered to execute and deliver to the Lenders the Intercreditor Agreement.  The Loans preserve, maintain and enhance the going concern value of the Debtors and, other than as provided in this Order, the Intercreditor Agreement and the U.S. Bank Orders no other or further adequate protection within the meaning of sections 361 and 364 of the Bankruptcy Code is necessary to preserve the claims of any entity, including, without limitation, the claims of the holders of any Pre-Petition Liens.  In the event that it is subsequently determined that the holders of any Pre-Petition Liens are or become entitled to the priority status set forth in section 507(b) of the Bankruptcy Code, such priority treatment shall be subject and subordinate to the Carve-Out and the Obligations.

12.           None of the Debtors, the Debtors’ estates or the Debtors’ professionals shall assert a claim under section 506(c) of the Bankruptcy Code for any costs and expenses incurred in connection with the preservation, protection or enhancement of, or realization by the A&C Agent or Lenders upon, the Collateral.  The Lenders shall not be subject to the equitable doctrine of “marshaling” or any other similar doctrine with respect to any Collateral.  Neither the A&C Agent nor any of the Lenders shall be required to file or serve financing statements, mortgages, notices of lien or similar instruments which otherwise may be required under federal or state law in any jurisdiction, or take any action, including taking possession, to validate and perfect the Post-Petition Liens.  If, however, the A&C Agent or any Lender, in their sole discretion, shall determine to file any such financing statements, mortgages, agreements, notices of lien or similar instruments, or to otherwise confirm perfection of such Post-Petition Liens, the Debtors are obligated to cooperate with and assist in such process to the extent provided in the Amended Credit Agreement, and all such documents shall be deemed to have been perfected at the time of and on the date of the Original Order, and shall be and hereby are deemed and adjudicated senior to any other post-petition filing by any other person or entity with respect to the same collateral.

13.           As long as any portion of the Obligations remains unpaid, or any Loan Document remains in effect (without prejudice to other Events of Default set forth in the Amended Credit Agreement), it shall constitute an Event of Default if (a) there shall be entered any order dismissing any of the Chapter 11 Cases, or an order with respect to any of the Chapter 11 Cases shall be entered by the Bankruptcy Court, or the Debtors shall file an application for an order, converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (b) there shall be entered any order appointing a chapter 11 trustee in any of the Chapter 11 Cases, (c) there shall be entered any order staying, reversing, vacating or otherwise modifying, in each case without the prior written consent of the A&C Agent, the Amended Credit Agreement, the Original Order or this Order, (d) there shall be appointed an examiner in any of the Chapter 11 Cases having enlarged powers (beyond those set forth under sections 1106(a)(3) and (4) of the Bankruptcy Code), or (e) there shall be entered in any of the Chapter 11 Cases or any subsequent chapter 7 case any order which authorizes under any section of the Bankruptcy Code, including section 105 or 364 of the Bankruptcy Code, (i) the granting of any lien or security interest in the Collateral in favor of any party other than the A&C Agent and the Lenders, or (ii)

the obtaining of credit or the incurring of indebtedness that is entitled to super-priority administrative status, in either case equal or superior to that granted to the A&C Agent and the Lenders pursuant to this Order, or the Debtors seek any of the foregoing relief in this paragraph 12; unless, in connection with any transaction cited in clause (e)(i) or (e)(ii) of this paragraph 12, such order requires that the Obligations shall first be indefeasibly paid in full in cash (including cash collateralization of all Letters of Credit).  Otherwise, and in addition to creating an Event of Default, the Debtors, on behalf of their estates, expressly waive any right to request this Court’s approval of such a transaction.

14.           Upon the occurrence of and during the continuance of an Event of Default (copies of which default provisions are attached hereto as Appendix A to this Order and incorporated herein by reference), the A&C Agent and the Lenders may, acting pursuant to the Amended Credit Agreement, exercise rights and remedies and take all or any of the following actions without further relief from the automatic stay pursuant to section 362(a) Bankruptcy Code or any other applicable stay or injunction (which have been modified and vacated, as heretofore ordered, to the extent necessary to permit such exercise of rights and remedies and the taking of such actions) or further order of or application to this Court: (a) terminate the Commitment and thereafter cease to issue Letters of Credit or make Loans to the Loan Parties; (b) declare the principal of and accrued interest, fees and other liabilities constituting the Obligations to be due and payable; (c) set-off amounts in any of the Loan Parties’ accounts maintained with a Lender or otherwise enforce rights against any Collateral in the possession of the A&C Agent or Lenders; (d) charge a default rate of interest as set forth in the Loan Documents; and/or (e) take any other action or exercise any other right or remedy permitted to the Lenders under the Loan Documents, this Order, or by operation of law; provided, however, that the A&C Agent and the Lenders may not exercise their rights under clauses (c) or (e) without first providing five business days’ written notice to counsel for the Debtors and the Committee.  The Debtors waive any right to seek relief under the Bankruptcy Code, including, without limitation, under section 105, to the extent any such relief would in any way restrict or impair the rights and remedies of the A&C Agent or the Lenders set forth in this Order and in the Loan Documents.  If any of the Debtors or any other person challenges the occurrence of an Event of Default, any such objector’s remedy shall be, and hereby is, limited to requesting a hearing before this Court on two business days’ written notice to Lenders and the A&C Agent for the purpose of seeking relief consistent with this Order and the Loan Documents and, at such hearing, obtaining such relief if ordered by the Court.  Lenders and the A&C Agent shall be permitted immediately to take any action described in clauses (a), (b) and (d) above, but unless the Court orders otherwise, Lenders and the A&C Agent shall not take the actions described in clauses (c) or (e) above pending any such hearing.

15.           The Debtors are authorized to perform all acts, and execute and comply with the terms of such other documents, instruments and agreements in addition to the Loan Documents, as the A&C Agent or the Lenders or U.S. Bank may reasonably require, as evidence of and for the protection of the Obligations and the Pari Passu Obligations, or which otherwise may be deemed reasonably necessary by the A&C Agent or the Lenders or U.S. Bank to effectuate the terms and conditions of this Order and the Loan Documents.  The Debtors, the A&C Agent and the Lenders are hereby authorized to implement, in accordance with the terms of the Amended Credit Agreement, any non-material modifications (including, without limitation, any change in the number or composition of the Lenders) of the Amended Credit Agreement without further order of this Court.

16.           Without limiting the rights of access and information afforded the A&C Agent and the Lenders under the Loan Documents, the Loan Parties shall be required to afford representatives, agents and/or employees of the A&C Agent and the Lenders reasonable access to the Loan Parties’ premises and their records in accordance with the Loan Documents and shall cooperate, consult with, and provide to such persons all such non-privileged information and information not subject to a binding confidentiality agreement, as they may reasonably request.

17.           The Loan Parties shall be liable for all Obligations.

18.           Having been found to be extending credit, issuing Letters of Credit and making Loans to the Loan Parties in good faith, based on the record before this Court, the A&C Agent and the Lenders shall be entitled to the full protection of section 364(e) of the Bankruptcy Code with respect to the Obligations and the Post-Petition Liens created, adjudicated or authorized by the Original Order and this Order (including, without limitation, the priming liens granted herein) in the event that the Original Order or this Order or any finding, adjudication, or authorization contained herein is stayed, vacated, reversed or modified on appeal.  Any stay, modification, reversal or vacation of the Original Order or this Order shall not affect the validity of any Obligations of the Loan Parties to the A&C Agent or the Lenders incurred pursuant to the Original Order or this Order.  Notwithstanding any such stay, modification, reversal or vacation, all Loans made and all Letters of Credit issued pursuant to the Original Order and this Order and the Amended Credit Agreement and all Obligations incurred by the Loan Parties pursuant hereto prior to the effective date of any such stay, modification, reversal or vacation shall be governed in all respects by the original provisions of the Original Order and hereof, and the A&C Agent and the Lenders shall be entitled to all the rights, privileges and benefits, including without limitation, the liens, security interests and first priorities granted herein with respect to all such Obligations.

19.           The provisions of this Order and any actions taken pursuant hereto shall survive entry of any order (a) confirming any plan of reorganization in the Chapter 11 Cases (and, to the extent not satisfied in full in cash or converted into the Exit Facilities in accordance with the terms of the Amended Credit Agreement, the Obligations shall not be discharged by the entry of any such order, or pursuant to section 1141(d)(4) of the Bankruptcy Code, the Debtors having hereby waived such discharge); (b) converting any of the Chapter 11 Cases to a chapter 7 case; or (c) dismissing any of the Chapter 11 Cases, and the terms and provisions of this Order as well as the Super-Priority Claims and Post-Petition Liens granted pursuant to this Order and the Loan Documents shall continue in full force and effect notwithstanding the entry of such order, and such Super-Priority Claims and Post-Petition Liens shall maintain their priority as provided by this Order until all of the Obligations are indefeasibly paid in full in cash and discharged.

20.           To the fullest extent permitted by law, the provisions of this Order and the Loan Documents shall be binding upon and inure to the benefit of the A&C Agent, the Lenders, the Debtors, and their respective successors and assigns, including any trustee or other fiduciary hereafter appointed in the Chapter 11 Cases or in subsequent chapter 7 cases as a legal representative of the Debtors or their estates.

21.           To the extent any holder of a Pre-Petition Lien can demonstrate that it did not receive actual or constructive notice of the Motion, its sole and exclusive remedy is, and shall be limited to, requesting that other or additional adequate protection of its Pre-Petition Lien be provided by the Debtors.  The priming liens and all other rights granted to the A&C Agent and Lenders pursuant to this Order shall not be affected thereby in any way.

22.           The A&C Agent and the Lenders are hereby relieved of the requirement to file proofs of claim in these Chapter 11 Cases with respect to any Obligations and any other claims or liens granted hereunder or created hereby.

23.           Nothing in this Order or in any of the Loan Documents or any other documents related to this transaction shall in any way be construed or interpreted to impose or allow the imposition upon the A&C Agent or the Lenders any liability for any claims arising from the prepetition or post-petition activities of the Debtors in the operation of their business, or in connection with their restructuring efforts.  The A&C Agent and the Lenders shall not be deemed to be in control of the operations of the Debtors or to be acting as a “responsible person” or “owner or operator” with respect to the operation or management of the Debtors (as such terms, or any similar terms, are used in the United States Comprehensive Environmental Response, Compensation and Liability Act, 29 U.S.C. §§9601 et. seq. as amended, or any similar federal or state statute).

24.           Prior to the date that the DIP Facilities are converted into the Exit Facilities, the parties to the Amended Credit Agreement may enter into waivers, consents or amendments thereto in accordance with the terms and conditions of the Amended Credit Agreement without further order of this Court, provided that (i) the agreement as so modified is not materially more adverse to the Debtors than that approved, (ii) notice of all amendments is filed with this Court, and (iii) notice of all amendments (other than those that are ministerial or technical and do not adversely affect the Debtors) are provided in advance to counsel for the Committee, all parties required to be served pursuant to prior orders of this Court governing notice, and the U.S. trustee.

25.           To the extent any provision of this Order conflicts with any provision of the Motion or any Loan Document, the provisions of this Order shall control.  Nothing herein shall modify or impair any Liens or security interests in favor of U.S. Bank on any assets of the Debtors other than the Collateral, including, without limitation, liens or security interests in the Holdback Amount (defined in the U.S. Bank Orders), as the same may increase or decrease from time to time, or other cash collateral accounts or other rights provided to U.S. Bank under the U.S. Bank Orders.

26.           The Court has and will retain jurisdiction to enforce this Order according to its terms.

27.           This Order shall become effective and supercede the Original Order upon the satisfaction or waiver of all conditions precedent to the effectiveness of the First Amendment set forth in Section 3(a) of the First Amendment.

28.           Upon the Exit Facilities Conversion Date, this Order shall be of no further force and effect.

Dated:    February     , 2007

New York, New York

UNITED STATES BANKRUPTCY JUDGE

Appendix A

Events of Default

a.             the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof, provided that the Administrative Agent shall have informed the Borrower of the amount owing; or

b.             any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made, and such default shall continue unremedied for a period of 30 days after written notice to the Borrower by the Administrative Agent or the Required Lenders; or

c.             any loan party shall default in the observance or performance of any agreement contained in sections 6.15(b), 6.16(d), 7.3 (other than any default resulting from a nonconsensual lien), 7.4, 7.5 or 7.6; or

d.             any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days (or 15 days in the case of Section 7.1) after notice to the Borrower from the Administrative Agent or the Required Lenders; or

e.             at any time prior to the Exit Facilities Conversion Date if any of the following would give rise to an administrative claim under the Bankruptcy Code, including, but not limited to, those administrative claims arising under sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c) or 726 of the Bankruptcy Code and at any time subsequent to the Exit Facilities Conversion Date, (i) Holdings or any of its Subsidiaries shall (x) default in making any payment of any Indebtedness (excluding the Obligations) which default is in excess of $10,000,000 beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (y) default in the observance or performance of any other agreement or condition relating to any Indebtedness (excluding the Obligations) if such Indebtedness is in excess of $25,000,000 in the case of any one issue of indebtedness or in excess of $50,000,000 in the case of all such Indebtedness when aggregated with all Lease claims described in clause (iii)(y) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders-of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity; or (ii) any Indebtedness (other than the Obligations), individually in excess of $25,000,000, or in the aggregate in excess of $50,000,000 (when aggregated with all Lease claims described in clause (iii)(y)), of any Loan Party or any of its Subsidiaries shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; or (iii) any Loan Party or any of its Subsidiaries shall default in the observance or performance of any agreement or condition relating to any Lease if (x) the default is with respect to any payment in excess of $10,000,000 beyond the period of grace (not to exceed 10 days), if any, provided in the Lease or (y) the effect of such default is to give the lessor pursuant to such Lease a claim against any Loan Party (after deducting from such claim the value of the property subject to such Lease) in excess of $25,000,000 in the case of any one Lease or in excess of $50,000,000 in the case of all Leases and all Indebtedness described in clause (i)(y) or (ii) of this Section, or

f.              At any time subsequent to the Exit Facilities Conversion Date, (i) any Loan Party or any of its Significant Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, conservator, custodian or other similar official for all or substantially all of its assets, or any Loan Party or any of its Significant Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party or any of its Significant Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged and unbonded for a period of 60 days; or (iii) there shall be commenced against any Loan Party or any of its Significant Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or substantially all of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party or any of its Significant Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party or any of its Significant Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

g.             ERISA,  After the Exit Facilities Conversion Date,

i.              any “reportable event” as described in Section 4043 of ERISA or the regulations thereunder (excluding those events for which the requirement for notice has been waived by the PBGC), or any other event or condition, which the Required Lenders determine constitutes reasonable grounds under Section 4042 of ERISA for the termination of any Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer or liquidate any Pension Plan shall have occurred; or

ii.             a trustee shall be appointed by a United States District Court to administer any Pension Plan; or

iii.            the PBGC shall institute proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; or

iv.            Holdings or any of its ERISA Affiliates shall become liable to the PBGC or any other party under Section 4062, 4063 or 4064 of ERISA with respect to any Pension Plan; or

v.             Holdings or any of its ERISA Affiliates shall become liable to any Multiemployer Plan under Section 4201 et seq. of ERISA; or

vi.            any Pension Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof unless a waiver of such standard or extension of any amortization period is granted under Section 412 of the Code; or

vii.           a contribution required to be made to a Pension Plan or a Multiemployer Plan has not been timely made; or

viii.          any Loan Party or any Subsidiary of Holdings or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 502(i), or 502(l) of ERISA or Section 4975 of the Code; or

ix.            any Loan Party or any Subsidiary of any Loan Party has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or employee pension benefit plans (as defined in Section 3(2) of ERISA) other than Pension Plans;

if as of the date thereof or any subsequent date, the sum of each Loan Party’s and its ERISA Affiliates’ various liabilities (such liabilities to include, without limitation, any liability to the PBGC or to any other party under Section 4062, 4063 or 4064 of ERISA with respect to any Pension Plan, or to any Multiemployer Plan under Section 4201 et seq. of ERISA, and to be calculated after giving effect to the tax consequences thereof) as a result of such events listed in subclauses (i) through (ix) above exceeds $100,000,000; or

h.             one or more judgments or decrees shall be entered against any Loan Party or any of its Subsidiaries involving a liability of $25,000,000 or more in the case of any one such judgment or decree or $50,000,000 or more in the aggregate for all such judgments and decrees (in each case to the extent not paid or fully covered by insurance provided by a carrier that has acknowledged coverage) and any such judgments or decrees shall not have been vacated, discharged, satisfied or stayed or bonded pending appeal within 60 days from the entry thereof, or

i.              the guarantee contained in Section 9 shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

j.              any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party, any Affiliate of any Loan Party or any party to the Intercreditor Agreement shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby or any Loan Party shall assert in writing the invalidity, unenforceability or lack of priority of such Liens; or

k.             the number of Flights by the Borrower during any fiscal quarter using the Pacific Routes declines by more than 25% from the number of Flights by the Borrower using the Pacific Routes during the corresponding quarterly period in the fiscal year ending December 31, 2004 (and calculated in the same manner); or

l.              the aggregate number of Disposed Japanese Foreign Slots plus Unavailable Japanese Foreign Slots shall exceed 15% of the Base Number of Japanese Foreign Slots; or

m.            prior to the Exit Facilities Conversion Date, the Cases shall be dismissed (or the Bankruptcy Court shall make a ruling requiring the dismissal of the Cases), suspended or converted to a case under chapter 7 of the Bankruptcy Code, or any Loan Party shall file any pleading requesting any such relief; or a motion shall be filed by any Loan Party for the approval of, or there shall arise, (i) any other Claim having priority senior to or pari passu with the claims of the Lenders under the Loan Documents or any other claim having priority over any or all administrative expenses of the kind specified in clause (b) of Section 503 or clause (b) of Section 507 of the Bankruptcy Code (other than the Carve-Out) or (ii) any Lien on the Collateral having a priority senior to or pari passu with the Liens and security interests granted herein, except as expressly provided herein and in the DIP Order; or

n.             (i) prior to the Exit Facilities Conversion Date, the DIP Order shall cease to be in full force and effect, (ii) the Loan Parties shall fail to comply with the terms of the DIP Order in any material respect or (iii) the DIP Order shall be amended, supplemented, stayed, reversed, vacated or otherwise modified (or any Loan Party shall apply for authority to do so) in any respect materially adverse to the Lenders without the written consent of the Required Lenders (or any Loan Party shall file, or otherwise support, any pleading seeking such relief described in this subparagraph); or

o.             prior to the Exit Facilities Conversion Date, the Bankruptcy Court shall enter an order appointing a trustee under chapter 7 or chapter 11 of the Bankruptcy Code, or a responsible officer or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in subclauses (3) and (4) of clause (a) of Section 1106 of the Bankruptcy Code) under clause (b) of Section 1106 of the Bankruptcy Code in any of the Cases (or any Loan Party shall file, or otherwise support, any pleading seeking such relief described in this subparagraph); or

p.             prior to the Exit Facilities Conversion Date, the exclusive period that the Loan Parties have to file a Plan of Reorganization under the Cases shall terminate or be otherwise lifted without the Loan Parties having filed such a plan, or a Plan of Reorganization is filed which, except as contemplated by Section 5.5, does not provide for the payment in full in cash of the Obligations on or prior to the date of consummation thereof; or

q.             prior to the Exit Facilities Conversion Date, the Loan Parties or any of their Subsidiaries shall support (in any such case by way of any motion or other pleading filed with the Bankruptcy Court or any other writing to another party-in-interest executed by or on behalf of the Loan Parties or any of their Subsidiaries) any other Person’s opposition of any motion made in the Bankruptcy Court by the Lenders seeking confirmation of the amount of the Lenders’ claim (exclusive of any bona fide dispute regarding the amount of such claim) or the validity and enforceability of the Liens in favor of the Collateral Agent; or

r.              prior to the Exit Facilities Conversion Date, the Loan Parties or any of their Subsidiaries shall seek to, or shall support (in any such case by way of any motion or other pleading filed with the Bankruptcy Court or any other writing to another party-in-interest executed by or on behalf of the Loan Parties or any of their Subsidiaries) any other Person’s motion to, disallow in whole or in part the Lenders’ claim in respect of the Obligations (exclusive of any bona fide dispute regarding the amount of such claim) or to challenge the validity and enforceability of the Liens in favor of the Collateral Agent, (ii) such Liens and/or super-priority claims shall otherwise cease to be valid and perfected in all respects or (iii) such Liens and/or super-priority claims shall otherwise cease to be enforceable in any material respect.

Appendix B

First Amendment (see Exhibit 10.1 to 10-Q)

Exhibit B to the First Amendment, dated as of March 9, 2007, to the Northwest Airlines, Inc. Credit Agreement

(attached)

CERTIFICATE

References are hereby made to (i) the Super Priority Debtor in Possession and Exit Credit and Guarantee Agreement, dated as of August 21, 2006 (the “Credit Agreement”; terms defined therein being used herein as therein defined), among Northwest Airlines Corporation (“Holdings”), Northwest Airlines Holdings Corporation (“NWAC”), NWA Inc. (“NWA”), Northwest Airlines, Inc. (the “Borrower”), the Documentation Agent, Co-Documentation Agent, Syndication Agent, Co-Syndication Agent, Co-Arrangers, and Joint Lead Arrangers named therein, Lenders from time to time party thereto, and Citicorp USA, Inc., as Administrative Agent (the “Administrative Agent”) and (ii) the First Amendment to the Credit Agreement, dated as of the date hereof, among Holdings, NWAC, NWA, Borrower, Lenders party thereto and the Administrative Agent.

The undersigned Senior Vice President and Treasurer of each of the Borrower, Holdings, NWAC and NWA (each, a “Certifying Loan Party”) hereby certifies that the representations and warranties of each Certifying Loan Party set forth in each of the Loan Documents to which it is a party or which are contained in any certificate furnished by or on behalf of such Certifying Loan Party pursuant to any of the Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

The undersigned Secretary of each Certifying Loan Party certifies as follows:

1.             There are no liquidation or dissolution proceedings pending or to my knowledge threatened against any Certifying Loan Party, not has any other event occurred adversely affecting or threatening the continued corporate existence of any Certifying Loan Party.

2.             Each Certifying Loan Party is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization.

3.             Annex 2, Annex 3, Annex 4 and Annex 5 attached to the Closing Certificate dated August 21, 2006 are, respectively, the true and complete copies of the Amended and Restated Bylaws of the Borrower, the Amended and Restated Bylaws of Holdings, the Amended and Restated Bylaws of NWAC and the Amended and Restated Bylaws of NWA, each as in effect on the date hereof.

4.             Annex 6, Annex 7, Annex 8 and Annex 9 attached to the Closing Certificate dated August 21, 2006 are, respectively, the true and complete copies of the Restated Articles of Incorporation of the Borrower, the Restated Certificate of Incorporation of Holdings, the Second Amended and Restated Certificate of Incorporation of NWAC, and the Restated Certificate of Incorporation of NWA, each as in effect on the date hereof.

IN WITNESS WHEREOF, the undersigned have herein set our names as of the date set forth below.

Name: Daniel B. Matthews	Name: Michael L. Miller
Title: Senior Vice President and Treasurer	Title: Secretary

Date: March ___, 2007